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                                                                    EXHIBIT 99.1



                             [NEOTHERAPEUTICS LOGO]


Contacts:
MEDIA RELATIONS                                         INVESTOR RELATIONS
Jon Siegal                                              John McManus
Ronald Trahan Associates (RTA) Inc.                     NeoTherapeutics, Inc.
(508) 647-9782, ext. 15                                 (949) 788-6700, ext. 247

                NEOTHERAPEUTICS COMPLETES $1.66 MILLION FINANCING

        IRVINE, Calif., June 12, 2002 -- NeoTherapeutics, Inc. (NASDAQ: NEOT) announced today that it raised a total of $1,660,000 in two separate transactions through the sale of common stock and warrants to three institutional investors. The Company issued a total of 6,735,483 shares at an average price of approximately $0.25 per share. In addition, the Company issued 200,000 warrants exercisable at $0.45 per share, and 593,548 warrants exercisable at $0.275 per share, which will raise an additional $252,000 for the Company.

        NeoTherapeutics seeks to create value for stockholders through the in-licensing and commercialization of anti-cancer drugs, the discovery and licensing out of central nervous system (CNS) drugs, and the licensing out of new drug targets discovered through genomics research. The Company's lead oncology drug, satraplatin, is being prepared for a phase 3 study in prostate cancer. Phase 2 studies of Neotrofin(TM) in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy are ongoing. Additional anti-cancer drugs are in phase 1 and 2 human clinical trials, and the Company has a rich pipeline of pre-clinical neurological drug candidates. For additional information visit the Company's web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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